EXHIBIT 10.1

STONY HILL CORP.
ADVISORY BOARD AGREEMENT

This Consulting/Advisory Board Agreement (the “Agreement”) is entered into effective as of [May 1st], 2017 (the “Effective Date”) by and between Dr. James Mulé located at [10441 University Center Drive, Tampa, FL 33612] (the “Consultant”) and Stony Hill Corp., a Nevada corporation (“Stony Hill” and together with the Consultant, the “Parties”).

AGREEMENT

1. Services. As of the Effective Date, Stony Hill hereby retains the Consultant, and the Consultant hereby agrees to provide advisory and consulting services (the “Services”) regarding the company’s (i) research and development activities of its products and technologies, (ii) dealings with the United States Food and Drug Administration and other regulatory agencies, and (iii) strategic planning in the pharmaceutical, biopharmaceutical, nutraceutical, and related industries. The Services will include, without limitation:

•	Consulting with Stony Hill’s management within the Consultant’s professional area of expertise from time to time as reasonably requested by management;

•	Exchanging strategic and business development ideas with management in the Field (as defined below);

•	Serving as a member of Stony Hill’s Advisory Board (the “AB”) ;and

•	Attending scientific, medical, regulatory or business meetings with Stony Hill’s management, such as meetings with strategic or potential strategic partners and other meetings relevant to the Consultant’s area of expertise.

For purposes of this Agreement, the term “Field” means developing and commercializing Cannabis, CBD and Hemp products.

2. Performance of Services.

(a) During the Term, the Consultant agrees to make himself available to render the Services, at such time or times as may be mutually agreed, from time to time at the request of management; provided, however, that the Consultant shall not be required to work more than 5 hours during any calendar month.

(b) The Consultant shall provide the Services telephonically, electronically or in person at such location as the Parties may mutually agree; provided, however, that the Consultant agrees not to perform any Services for Stony Hill on the premises of his current employer, Moffitt Cancer Center (herein, the “Principal Institution”), any academic institution or any hospital with which he is or may become affiliated (each such Principal Institution, academic institution and hospital an “Affiliated Institution”) or with the respective facilities or funds of any such Affiliated Institution which could result in claims by such Affiliated Institution of rights in any Inventions (as defined in Section 7 hereof ), without the express prior agreement of Stony Hill and the Affiliated Institution, as appropriate. Unless covered by an appropriate agreement between any third party (other than an Affiliated Institution) and Stony Hill, the Consultant shall not knowingly engage in any activities or use any facilities in the course of providing Services which could result in claims of ownership to any Inventions being made by such third party. The Consultant agrees to devote his reasonable and diligent efforts to the performance of the Services.

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3. Compensation.

(a) Equity Award. The Consultant will be entitled to an annual consulting fee of $50,000 in stock (and to potentially also include stock options) during the Term, payable on the last day of each calendar year and pro rated for each partial month or year. In addition, the Consultant may be eligible for an annual discretionary bonus based on performance and entirely at the discretion of Board of Directors.

(b) Expenses. Stony Hill shall promptly reimburse the Consultant for reasonable out-of-pocket expenses, including, without limitation, travel expenses incurred by him at managements request in the performance of the Services, following Stony Hill’s receipt of a request for reimbursement from the Consultant. The Consultant shall provide management with documentation supporting all such expenses within thirty (30) days of incurring the expense.

4. Principal Institution. Stony Hill recognizes that the activities of the Consultant are or will be subject to the rules and regulations of the Principal Institution and any other Affiliated Institution, now or in the future, and Stony Hill agrees that the Consultant shall be under no obligation to perform Services if such performance would conflict with such rules and regulations, or constitute a conflict of interest under the relevant policies of the Affiliated Institution. The Consultant has no reason to believe that the Consultant’s performance of any of the services contemplated by this Agreement will conflict with the applicable rules or policies of any Affiliated Institution, each as presently in effect. In the event such rules and regulations shall, in Stony Hills’ reasonable opinion or the reasonable opinion of the Consultant, substantially interfere with the performance of Services by the Consultant, Stony Hill or the Consultant may, notwithstanding anything herein to the contrary, terminate this Agreement without liability to the other party upon 30 days notice. The Consultant shall provide copies to Stony Hill of all status reports he delivers and other material correspondences he has with any Affiliated Institution concerning this Agreement or the Services within three (3) business days of his delivery or receipt of such report or correspondence, provided that the policies of any Affiliated Institution permit him to do so, and provided further that Stony Hill agrees to hold any such report or correspondence in confidence.

5. Term; Termination; Effect of Termination.

(a) Term; Termination. The Consultant’s performance of Services shall commence on the Effective Date and shall continue thereafter for three (3) years, unless sooner terminated as provided herein (the “Term”). Stony Hill or the Consultant may terminate this Agreement at any time upon providing the other party written notice of such termination at least ten (10) business days prior to the termination date.

(b) Effect of Termination. Upon termination of this Agreement, the Consultant shall be entitled to payment, not later than ten (10) business days after the date of termination, of (i) any accrued but unpaid portion of his monthly consulting fee through the termination date, prorated for any partial month of service prior to the date of termination, and (ii) reimbursement of out-of-pocket expenses accrued but unpaid as of the date of termination.

(c) Survival of Certain Provisions. No termination of this Agreement shall relieve the Consultant or Stony Hill of any obligations hereunder which by their terms are intended to survive the termination of the Consultant’s association with Stony Hill, including, but not limited to, the obligations of Sections 7 through 10, 13, 17, and 22 hereof.

(d) Return of Stony Hill Property. Upon termination of this Agreement for any reason, the Consultant shall promptly deliver to Stony Hill any and all property of Stony Hill or its customers, licensees, licensors, or affiliates provided to the Consultant pursuant to this Agreement which may be in his possession or control, including without limitation, products, memoranda, notes, diskettes, records, reports, laboratory notebooks, or other documents or photocopies of the same and shall destroy any Confidential Information (as defined in Section 8 hereof ) in tangible form.

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6. Independent Contractor. For purposes of this Agreement and all Services to be provided hereunder, Consultant shall not be considered a partner, co-venturer, agent, employee or representative of Company, but shall remain in all respects an independent contractor, and neither party shall have any right or authority to make or undertake any promise, warranty or representation, to execute any contract, or otherwise to assume any obligation or responsibility in the name of or on behalf of the other party. Without limiting the generality of the foregoing, Consultant shall not be considered an employee of Company for purposes of any state or federal laws relating to unemployment insurance, social security, workers compensation or any regulations which may impute an obligation or liability to Company by reason of an employment relationship. Consultant agrees to pay all income, FICA, and other taxes or levies imposed by any governmental authority on any compensation that Consultant receives under this Agreement. Consultant shall indemnify, defend and hold harmless Company and its officers and employees from and against any and all losses, damages, liabilities, obligations, judgments, penalties, fines, awards, costs, expenses and disbursements (including without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any claim, action, suit, proceeding or investigation) suffered or incurred by Company as a result of any allegation that Consultant is an employee of Company by virtue of performing any work for or on behalf of Company hereunder or otherwise.

7. Inventions. The Consultant shall promptly disclose to Stony Hill, and, subject to the terms of the third paragraph of this Section 7, hereby assigns and agrees to assign to Stony Hill (or as otherwise directed by Stony Hill), his full right, title and interest, if any, to all Inventions (as defined below). The Consultant agrees to cooperate fully with Stony Hill, its attorneys and agents, in the preparation and filing of all papers and other documents as may be required to perfect Stony Hill’s rights in and to any of such Inventions, including, but not limited to, execution of any and all applications for domestic and foreign patents, copyrights or other proprietary rights and the performance of such other acts (including, among others, the execution and delivery of instruments of further assurance or confirmation) requested by Stony Hill to assign the Inventions to Stony Hill and to permit Stony Hill to file, obtain and enforce any patents, copyrights or other proprietary rights in the Inventions, all at Stony Hill’s sole cost and expense. The Consultant hereby designates Stony Hill as his agent, and grants to Stony Hill a power of attorney with full power of substitution, which power of attorney shall be deemed coupled with an interest, for the purpose of effecting any such assignment hereunder from the Consultant to Stony Hill in the event the Consultant should fail or refuse to sign and deliver any document in connection with perfecting the foregoing rights of Stony Hill within ten (10) days following Stony Hills’ request; provided that, in each case in which Stony Hill intends to exercise this right (i) it shall give the Consultant thirty (30) days written notice, by certified mail that it intend to exercise its rights under this sentence, which notice shall refer to this Agreement and shall be accompanied by (a) copies of the documents that Stony Hill intends to execute or file, or a description of the other acts that Stony Hill intends to take, and (b) reasonably sufficient information about the Invention or other intellectual property to which the documents or acts relate for the Consultant to make a determination of whether the document or acts relate to an Invention; and (ii) Stony Hill may not exercise its rights under this sentence if the Consultant notifies Stony Hill within the thirty (30) day period referred to above that the Consultant disagrees.

“Inventions” shall mean, for purposes of this Section 7, ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, trade secrets, apparatus, developments, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the Consultant (whether alone or with others) within the Field (i) solely as a direct result of consulting with Stony Hill under this Agreement and (ii) not in the course of the Consultant’s activities as an employee of Principal Institution. In no event shall the Consultant’s obligations hereunder relate to any right, title or interest that the Consultant may have in ideas, discoveries, creations, manuscripts and properties, innovations, improvements, know-how, inventions, trade secrets, apparatus, developments, techniques, methods, biological processes, cell lines, laboratory notebooks and formulas (whether or not patentable or copyrightable or constituting trade secrets) conceived, made or discovered by the Consultant (whether alone or with others) with the use of facilities or findings of any Affiliated Institution and that the Consultant is required to assign to his Affiliated Institution pursuant to the rules and regulations of such Affiliated Institution. Further, Stony Hill will have no rights by reason of this Agreement in any publication, invention, discovery, improvement, or other intellectual property whatsoever, whether or not publishable, patentable, or copyrightable, which is developed as a result of a program of research financed, in whole or in part, by funds provided by or under the control of the Principal Institution. The Consultant agrees to not knowingly use or incorporate any third party proprietary information into any Inventions or to disclose such information to Stony Hill. Upon termination of this Agreement with Stony Hill, the Consultant shall provide to Stony Hill in writing a full, signed statement of all Inventions in which the Consultant participated prior to termination of this Agreement.

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Stony Hill acknowledges and agrees that it will enjoy no priority or advantage as a result of the consultancy created by this Agreement in gaining access, whether by license or otherwise, to any proprietary information or intellectual property that arises from any research undertaken by the Consultant in his capacity at the Principal Institution.

8. Confidentiality. The Consultant may disclose to Stony Hill any information that the Consultant would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. However, the Consultant shall not disclose to Stony Hill information that is proprietary to Principal Institution and is not generally available to the public other than through formal technology transfer procedures.

During the Term, the Consultant will be exposed to certain information concerning Stony Hills’ research, business, Inventions, products, proposed new products, designs, clinical testing programs, manufacturing processes and techniques, customers, and other information and materials that embody trade secrets or technical or business information that is confidential and proprietary to Stony Hill and is not generally known to the public (collectively, “Confidential Information”). Confidential Information shall not include information that (i) is in the public domain on the Effective Date of this Agreement, (ii) is or was disclosed to the Consultant by a third party having no fiduciary relationship with Stony Hill and having no known obligation of confidentiality with respect to such information, (iii) is or was independently known or developed by the Consultant without reference to the Confidential Information as reasonably demonstrated by the Consultant by written records or (iv) is required by law or in a legal proceeding to be disclosed, provided that the Consultant shall give Stony Hill prior written notice of such proposed disclosure so that Stony Hill may take such legal steps as it deems appropriate to protect the Confidential Information. In addition, Confidential Information does not include information generated by the Consultant, alone or with others, unless the information (i) is generated solely as a direct result of the performance of the Services and (ii) is not generated in the course of the Consultant’s activities as an employee of Principal Institution. The Consultant hereby agrees, for a period of seven (7) years following the expiration or earlier termination of this Agreement not to disclose or make use of, or allow others to use, any Confidential Information, except to Stony Hill’s employees and representatives, without Stony Hills’ prior written consent, unless such information becomes publicly available through no fault of the Consultant. In addition, the Consultant further agrees not to make any notes or memoranda relating to the business of Stony Hill other than for the benefit of Stony Hill and not to use or permit to be used at any time any such notes or memoranda other than for the benefit of Stony Hill.

9. Injunctive Relief. The Consultant agrees that any breach of this Agreement by him could cause irreparable damage to Stony Hill and that in the event of such breach Stony Hill shall have the right to obtain injunctive relief, including, without limitation, specific performance or other equitable relief to prevent the violation of his obligations hereunder. It is expressly understood and agreed that nothing herein contained shall be construed as prohibiting Stony Hill from pursuing any other remedies available for such breach or threatened breach, including, without limitation, the recovery of damages by Stony Hill.

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10. Publications. The Consultant agrees that he will not at any time during the time limitations set forth in paragraph 8 hereof, publish any Confidential Information that becomes known to him as a result of his relationship with Stony Hill which is, or pursuant to the terms hereof becomes, the property of Stony Hill or any of its clients, customers, consultants, licensors, licensees, or affiliates except to such extent as may be necessary in the ordinary course of performing in good faith his duties as scientific advisor of Stony Hill and with the prior written consent of Stony Hill.

During the Term and for a period of two years thereafter, the Consultant agrees to submit to Stony Hill for a period of at least thirty (30) days (the “Review Period”) a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed by the Consultant (each a “Proposed Publication”) which contains Confidential Information or discloses Inventions in sufficient time to enable Stony Hill to determine if patentable Inventions or Confidential Information would be disclosed. Nothing herein shall be construed to restrict the Consultant’s right to publish material which does not contain Confidential Information. Following the expiration of the Review Period, if Stony Hill does not notify the Consultant that the Proposed Publication discloses patentable Inventions or Confidential Information such Proposed Publication shall be deemed to be approved by Stony Hill for publication. In addition, the Consultant will cooperate with Stony Hill in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by Stony Hill and will assist Stony Hill in filing for patent protection for any patentable Inventions prior to publication or other disclosure.

11. No Conflicting Agreements. The Consultant represents and warrants, that as of the Effective Date, he is not a party to any future commitments or obligations that conflict with this Agreement. During the Term, the Consultant will not enter into any agreement either written or oral in conflict with this Agreement and will arrange to provide Services under this Agreement in such a manner and at times that such Services will not conflict with his responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship he has at any time with any third party. In the event of any inconsistency between this Agreement and any agreement or policy of any Affiliated Institution, the agreement or policy of the Affiliated Institution shall control.

12. Other Consulting Services. During the Term, without the prior written consent of Stony Hill, the Consultant will not be employed or engaged by or otherwise render services for or on behalf of another company engaged in the Field. Stony Hill agrees that the Consultant may serve as a member of scientific advisory boards or in a similar capacity with, and provide consulting services to, other companies in scientific areas outside of the Field, provided that such services do not conflict or materially interfere with his Services hereunder.

13. Nonsolicitation. During the Term and for a period of one year thereafter, the Consultant, personally, will not, without Stony Hills’ prior written consent, directly solicit the employment of any employee of Stony Hill or its affiliates with whom the Consultant has had contact in connection with the relationship arising under this Agreement. Nothing in this Section 13 shall be deemed to prohibit general solicitations of employment by any Affiliated Institution.

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14. Disclosure of Relationship. The Parties each shall be entitled to disclose that the Consultant is providing consulting services to Stony Hill for which he is being compensated and is on the Stony Hill AB, and Stony Hill may use the Consultant’s name, including in any business plan, press release, advertisement, prospectus or other offering document of Stony Hill or its affiliates, so long as any such usage (a) is limited to reporting factual events or occurrences only, and (b) is made in a manner that could not reasonably constitute a specific endorsement by the Consultant of Stony Hill or of any program, product or service of Stony Hill. However, Stony Hill shall not use the Consultant’s name in any press release, or quote the Consultant in any Stony Hill materials (including advertisements), or otherwise use the Consultant’s name in a manner not specifically permitted by the preceding sentence, unless in each case Stony Hill obtains in advance the Consultant’s consent. The foregoing consents shall not be unreasonably withheld or delayed by the Consultant. Notwithstanding the foregoing, if, in the opinion of Stony Hills’ counsel, Stony Hill is required by applicable law to use the Consultant’s name in a press release or governmental filing and, under the circumstances, Stony Hill is not reasonably able to obtain the advance written consent of the Consultant, as applicable, to such use, then Stony Hill may proceed without obtaining the advance written consent of the Consultant.

15. Notices. All notices and other communications hereunder shall be delivered or sent by facsimile transmission, recognized courier service, registered or certified mail, return receipt requested.

If to Stony Hill:
Stony Hill Corp. 9701 Wilshire Blvd, Suite 1000 Beverly Hills, CA 90212 Attn: Chris Bridges Email: info@stonyhillcorp.com
If to the Consultant:
_________________ Email: James.Mule@moffitt.org

Such notice or communication shall be deemed to have been given as of the date sent by the facsimile or delivered to a recognized courier service, or three days following the date sent by registered or certified mail.

16. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns. The Consultant agrees that Stony Hill may assign this Agreement, in whole but not in part, to any purchaser of all or substantially all of its assets or to any successor corporation resulting from any merger, consolidation or other reorganization of Stony Hill with or into such corporations. Stony Hill also may assign this Agreement, in whole but not in part, to any person or entity controlled by, in control of, or under common control with, Stony Hill, if it obtains the prior written consent of the Consultant, which consent shall not unreasonably be withheld or delayed; provided, however, that no such assignment shall relieve Stony Hill of its liability to the Consultant hereunder. Stony Hill may not otherwise assign this Agreement without the Consultant’s prior written consent.

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17. Indemnification. Stony Hill shall indemnify, defend and hold harmless the Consultant from any claim, loss, liability or expense (including reasonable attorney’s fees) incurred by him as a result of the performance of his Services hereunder in accordance with the terms hereof, a material breach by Stony Hill hereof or any gross negligence or willful misconduct by Stony Hill or its respective officers or directors in connection with this Agreement or otherwise relating to or resulting from the performance of the Services hereunder, except where such claim, loss, liability or expense is attributable primarily to the Consultant’s own gross negligence or willful misconduct.

18. Entire Agreement; Counterparts. This Agreement constitutes the entire agreement among the Parties as to the subject matter hereof and supersedes all prior oral and written agreements regarding the same subject matter, including, without limitation, the Consulting Agreement entered into between the Parties on April 15th, 2017. No provision of this Agreement shall be waived, altered or cancelled except in writing signed by the party against whom such waiver, alteration or cancellation is asserted. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without regard to conflict of law principles.

20. Enforceability. The invalidity or unenforceability of any provision hereof as to an obligation of a party shall in no way affect the validity or enforceability of any other provision of this Agreement, provided that if such invalidity or unenforceability materially adversely affects the benefits the other party reasonably expected to receive hereunder, that party shall have the right to terminate this Agreement. Moreover, if one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to scope, activity or subject so as to be unenforceable at law, such provision or provisions shall be construed by limiting or reducing it or them, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

21. Construction. This Agreement has been prepared jointly and shall not be strictly construed against any party.

22. Resolution of Disputes. Except as set forth below, any dispute arising under or in connection with any matter related to this Agreement or any related agreement shall be resolved exclusively by arbitration. The arbitration will be in conformity with and subject to the applicable rules and procedures of the American Arbitration Association. All Parties agree to be (i) subject to the jurisdiction and venue of any arbitration or litigation in Los Angeles, California; and (ii) bound by the decision of the arbitrator as the final decision with respect to any dispute that is to be resolved by arbitration pursuant to this Agreement.

23. Further Assurances. Each party agrees to do and perform all such further acts and things and shall execute and deliver such other agreements, certificates, instruments and documents necessary or that the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and to evidence, perfect or otherwise confirm the requesting party’s rights hereunder.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Consulting Agreement as of the date first written above.

Stony Hill Corp.

By:	/s/ Chris Bridges
Stony Hill Corp., President Chris Bridges

Consultant

/s/ Dr. James Mulé
Dr. James Mulé

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